UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (          )

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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

GAS NATURAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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May 5, 2011
Dear Fellow Shareholder:
You are cordially invited to attend the 2011 annual meeting of shareholders of Gas Natural Inc. on June 15, 2011 at 10:00 a.m. Eastern Standard Time at Lake Erie College, Garfield Building, 391 West Washington Street, Painesville, Ohio 44077.
As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors and the ratification of the appointment of our independent auditors for 2011.
In addition, our management will report on our results and will be available to respond to your questions.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.
On behalf of the directors and management of Gas Natural. I would like to thank you for your support and confidence and look forward to seeing you at the meeting.
Sincerely,
Kevin J. Degenstein
President and Chief Operating Officer

GAS NATURAL INC.
1 First Avenue South
Great Falls, Montana 59401

Notice of Annual Meeting of Shareholders
To Be Held on June 15, 2011
To the Shareholders of Gas Natural Inc.:
The annual meeting of shareholders of Gas Natural Inc., an Ohio corporation, will be held on June 15, 2011, at 10:00 a.m. Eastern Standard Time at Lake Erie College, Garfield Building, 391 West Washington Street, Painesville, Ohio 44077, for the following purposes:
1.	To elect eight directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;

2.	To ratify the appointment of Hein & Associates LLP as our independent auditor for the year ending December 31, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Only shareholders of record at the close of business on April 25, 2011 are entitled to vote at the annual meeting.
All shareholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.
By Order of the Board of Directors,
Rebecca Howell
Corporate Secretary

GAS NATURAL INC.

PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 15, 2011: This proxy statement and our annual report for the year ending December 31, 2010 are available on our website at http://proxy.ewst.com.
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2011 annual meeting of shareholders to be held on June 15, 2011, and any postponements or adjournments of the meeting.
This proxy statement and the accompanying president’s letter, notice and proxy card, together with our annual report to shareholders for the year ended December 31, 2010, are being sent to our shareholders beginning on or about May 5, 2011.
Questions and Answers about the Annual Meeting

Q:	When and where is the annual meeting?

A:	Our 2011 annual meeting of shareholders will be held on June 15, 2011, at 10:00 a.m. Eastern Standard Time at Lake Erie College, Garfield Building, 391 W. Washington Street, Painesville, Ohio 44077.

Q:	What are shareholders voting on?

A:	Proposal 1 — Election of eight directors (W.E. “Gene” Argo, Wade F. Brooksby, Nicholas U. Fedeli, John R. “Jack” Male, Gregory J. Osborne, Richard M. Osborne, Thomas J. Smith and Michael T. Victor), and
Proposal 2 — Ratification of the appointment of Hein & Associates LLP as our independent auditor for the year ending December 31, 2011.

If a permissible proposal other than the listed proposal is presented at the annual meeting, your signed proxy card gives authority to Kevin J. Degenstein or Jed D. Henthorne to vote on any additional proposal.

Q:	Who is entitled to vote?

A:	Our record date is April 25, 2011. Only holders of our common stock as of the close of business on April 25, 2011 are entitled to vote. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposals. You have the right to revoke your proxy any time before the meeting by
• notifying our secretary,
• voting in person, or
• returning a later-dated proxy.
If you return your signed proxy card, but do not indicate your voting preferences, Kevin J. Degenstein or Jed D. Henthorne will vote FOR the proposals on your behalf.

Q:	Who will count the vote?

A:	Representatives of Computershare, our transfer agent, will tabulate the votes. A designee from Computershare will be responsible for reviewing the vote count as election inspector.

Q:	What shares are included on the proxy card and what does it mean if I get more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What is a quorum?

A:	As of the record date, 8,150,926 shares of our common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A broker non-vote occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q:	Who can attend the annual meeting?

A:	All shareholders as of the record date, April 25, 2011, can attend.

Q:	What percentage of stock are our directors and executive officers entitled to vote at the annual meeting?

A:	Together, they are entitled to vote 2,147,252 shares, or 21.2% of the common stock entitled to vote at the annual meeting. (See pages 22 through 23 for more details.)

Q:	Who is our largest shareholder?

A:	Richard M. Osborne, our chairman of the board and chief executive officer, owns 2,055,243 shares of our common stock as of the record date, or 20.1% of the stock entitled to vote at the annual meeting.

Q:	When is a shareholder proposal due for the next annual meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by December 30, 2011, to Rebecca Howell, Corporate Secretary, Gas Natural Inc., 1 First Avenue South, Great Falls, Montana 59401, and must be in accordance with the requirements of our bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (See page 28 for more details.)

Q:	How do I nominate someone to be a director of Gas Natural?

A:	Any shareholder may recommend any person as a nominee for director by writing to Rebecca Howell, Corporate Secretary, Gas Natural Inc., 1 First Avenue South, Great Falls, Montana 59401. Our governance and nominating committee will review any nominees recommended to it by shareholders in accordance with the guidelines outlined in our governance and nominating committee charter which is available on our website at www.ewst.com. Recommendations for directors by shareholders for next year’s annual meeting must be received no earlier than February 16, 2012, and no later than April 16, 2012, and nominations must be in accordance with the requirements of our bylaws. (See page 11 for more details.)

Q:	Who pays for the solicitation expenses?

A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Gas Natural.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Gas Natural common stock beneficially owned by others to forward to these beneficial owners. Gas Natural may reimburse persons representing beneficial owners of Gas Natural common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means.

PROPOSAL 1—ELECTION OF DIRECTORS
At this annual meeting, eight directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.
Nominees for election this year are W.E. “Gene” Argo, Wade F. Brooksby, Nicholas U. Fedeli, John R. “Jack” Male, Gregory J. Osborne, Richard M. Osborne, Thomas J. Smith and Michael T. Victor. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.
If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
Each shareholder is entitled to cumulate votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among two or more nominees. The eight nominees who receive the most votes will be elected directors. To vote cumulatively, a shareholder must check the box next to “Cumulate For,” provided under Proposal 1 on the proxy card. If no special instructions are given on the proxy card with respect to cumulative voting, your shares will be voted for each nominee. The proxies will not exercise discretionary authority to cumulate votes.
The board of directors recommends that you vote FOR all nominees.

THE BOARD OF DIRECTORS
The nomination of each of the nominees listed below to serve for a one-year term was recommended by the governance and nominating committee and approved by the board.

Name	Age	Position	Director Since
W.E. “Gene” Argo	69	Director	2002
Wade F. Brooksby	67	Director	2010
Nicholas U. Fedeli	25	Director	2010
John R. “Jack” Male	63	Director	2010
Gregory J. Osborne	32	Director	2009
Richard M. Osborne	65	Chairman of the Board,	2003
		Chief Executive Officer
		and Director
Thomas J. Smith	67	Vice President, Chief	2003
		Financial Officer and
		Director
Michael T. Victor	49	Director	2008
W. E. “Gene” Argo has been a director since 2002. He retired in 2004 as the president and general manager of Midwest Energy, Inc., a gas and electric cooperative in Hays, Kansas, in which capacity he had served since 1992. Over the course of Mr. Argo’s long tenure on our board, he has developed a detailed knowledge and understanding of Gas Natural and he provides our board with continuity that contributes to our long term success. His past experience in energy and utility related industries also imparts insight into our industry.
Wade F. Brooksby joined the board in 2010. His extensive background includes various executive management positions in public and private companies with his career beginning as a public accountant with then PriceWaterhouse & Co. Mr. Brooksby has served as chief executive officer, chief financial officer and consultant to exploration, production and energy marketing companies, and from 2004 through 2006 he served as chief financial officer of Gas Natural’s wholly-owned and largest subsidiary, Energy West, Incorporated. From 2006 through 2009 he served as vice president, chief financial officer and a director of InNexus Biotechnology Inc., a publicly-held drug development company. In 2008 and 2009 he also served as a director of Zila, Inc., a publicly-held biotechnology company specializing in dental diagnostic equipment. We believe Mr. Brooksby’s financial expertise and extensive industry experience enable him to make consistently strong and dependable contributions to the board.
Nicholas U. Fedeli joined the board in 2010. He is currently vice president of The Fedeli Group, an insurance brokerage and consulting services company, where he manages client relationships and leads new business development. He is actively involved in many charitable, political, and community organizations in Northeast Ohio. We believe that his knowledge of finance provides our board with critical expertise, and that as a newcomer to our board, he introduces a fresh dynamic and perspective to board discussions.
John R. “Jack” Male joined the board in 2010. He previously served as chairman and chief executive officer of PVF Capital Corp., a publicly-traded bank holding company for Park View Federal Savings Bank in Solon, Ohio, where he had worked since 1971. He was named president and chief executive officer of Park View Federal Savings Bank in 1986 and president and chief executive officer of PVF Capital Corp. upon its organization in 1994. He retired from these positions in 2009. He currently serves on the Board of Trustees of University Hospital’s Extended Care Campus, formerly known as Heather Hill Hospital, and has served as a trustee for various charitable organizations. Mr. Male’s substantial experience in finance and accounting and as chairman and chief executive officer of a publicly-traded bank holding company are highly beneficial to Gas Natural.
Gregory J. Osborne has served as a director since September 2009. He has been president and chief operating officer of John D. Oil and Gas Company, a publicly-held oil and gas exploration company, since April 2006 and a director of John D. Oil and Gas since February 2006. From 2003 until joining John D. Oil and Gas, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a natural gas distribution company acquired by us in January 2010. From April 2009 to September 2010, he was director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association. He is the son of Richard Osborne, our chairman and chief executive officer. Gregory Osborne’s managerial experience and service on the board of various energy related companies provides our board with a wide range of industry specific knowledge.
Richard M. Osborne has been a director since 2003, chairman of the board since 2005 and chief executive officer since November 2007. He is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery, and chairman of each of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. Since 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. From 2006 to February 2009 he was a director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York and from September 2008 to January 2009 he was a director of PVF Capital Corp., a publicly held holding company for Park View Federal Savings Bank in Solon, Ohio. Richard Osborne’s background as chairman and chief executive officer of various public companies and many years of experience owning and managing companies in energy and utility related industries provides our board with invaluable management and operational direction as well as a unique insight in considering growth opportunities for the company.
Thomas J. Smith has served as a director since December 2003 and was appointed our vice president and chief financial officer in November 2007. He also served as our interim president from August 2007 to November 2007. From 1998 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio, of which he remains a director. Since 2003, he has been president of Northeast Ohio Natural Gas Corporation, and since 2002 he has been president of Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. From December 2006 to September 2010, he was also a director of Corning Natural Gas Corporation, a public utility company in Corning, New York. From November 2009 to April 2010, he was a director of PVF Capital Corp., a publicly-held bank holding company for Park View Federal Savings Bank in Solon, Ohio. Mr. Smith’s financial and disclosure experience gained as the chief financial officer of publicly-held companies, including Gas Natural, as well as his experience as a director of energy and utility related companies provides extensive specialized knowledge and expertise to our board.
Michael T. Victor has served as a director since December 2008. Since 2006, he has been the president of Lake Erie College, a private liberal arts college located in Painesville, Ohio. From 2002 through 2005, he served as dean of the Walker School of Business, Communication and Hotel, Restaurant and Institutional Management at Mercyhurst College, a private liberal arts college located in Erie, Pennsylvania. Mr. Victor also serves as a trustee of the Ohio Foundation of Independent Colleges and Universities. Mr. Victor’s executive and managerial roles in academia enable him to add a unique perspective and insight to our board’s discussions.
Director Independence
The board of directors has determined and confirmed that each of Mr. Argo, Mr. Brooksby, Mr. Male, Mr. Fedeli and Mr. Victor do not have a material relationship with Gas Natural that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of the NYSE Amex.
Board Leadership Structure
The board does not have a policy as to whether the roles of our chairman and chief executive officer should be separate. Instead, the board makes this determination based on what best serves the company’s needs at any given time. Currently, Richard Osborne holds the positions of chairman and chief executive officer of Gas Natural and the board does not have a lead independent director. The board may decide to separate the positions of chairman and chief executive officer or choose a lead independent director in the future if circumstances warrant.
The board believes that effective board leadership is highly dependent on the experience, skills and personal interaction between persons in leadership roles. The board believes that our current leadership structure is appropriate given Mr. Osborne’s extensive knowledge, skills and experience. With significant input from our board, including our independent directors, Mr. Osborne sets the strategic direction for Gas Natural. Gas Natural also has a highly skilled and experienced president and chief operating officer, Mr. Degenstein, who provides daily leadership and guidance to our management and employees.

Role of the Board in Risk Oversight
Although management is responsible for the day-to-day management of the risks that the company faces, our board has broad oversight responsibility for our risk management programs. In this oversight role, the board takes steps to satisfy itself that the risk management processes and risk mitigation strategies designed and implemented by our management team are functioning and effective. A management risk assessment committee, including our chief financial and chief operating officers, meets weekly to assess any significant or potentially significant operational, financial, legal, regulatory and other risks to the company, particularly the company’s risk exposure related to the price of natural gas. Our board typically meets monthly, and management, including our chief executive officer and chief financial officer, who are also board members, reports on significant or potentially significant risks identified by management for the board’s consideration and evaluation. A risk that is particularly relevant to a specific board committee is first presented to that committee for evaluation. After the committee evaluates the risk, the committee chairman then reports on the discussion to the full board for further consideration if necessary. For example, a risk relating to our financial reporting process would be evaluated initially by our audit committee and then communicated by the audit committee chairman to the full board. In addition, our board consults with outside consultants, such as the company’s legal counsel or accountants, regarding various areas of potential risk and the steps management has taken to minimize these risks.
Meetings of the Board of Directors
Gas Natural holds regular meetings of the board of directors each month and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.
The independent directors meet in private sessions several times each year, as often as they deem necessary, without any directors who are also our employees or members of management.
The board of directors met for eleven regular meetings and two special meetings in 2010, and acted by written consent three times. All current members of the board participated in at least 75% of all board of directors and applicable committee meetings in 2010. Gas Natural strongly encourages members of the board to attend the annual meeting. All directors attended the 2010 annual meeting of shareholders held on June 30, 2010, either in person or by telephone.
Director Compensation
We pay each board member except Richard M. Osborne and Thomas J. Smith, who serves as our chairman and chief executive officer and vice president and chief financial officer, respectively, a monthly fee of $2,000 regardless of board or committee meetings held. Directors may elect to participate in Gas Natural’s deferred compensation plan for directors which allows directors to receive these fees in Gas Natural stock, either currently or on a deferred basis. We also reimburse all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.
The following table summarizes information with respect to the compensation paid to our directors during 2010. The table does not include Richard M. Osborne and Thomas J. Smith who both serve as executive officers. The compensation of these executive officers is disclosed with the other executive officers beginning on page 17.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)

W.E. “Gene” Argo	24,000	—	—	24,000
Wade F. Brooksby(1)	10,000	—	—	10,000
Nicholas U. Fedeli(2)	8,000	—	—	8,000
John R. “Jack” Male(3)	8,000	—	—	8,000
Gregory J. Osborne	24,000	—	—	24,000
Michael T. Victor	24,000	—	—	24,000
Terence P. Coyne(4)	4,000	—	—	4,000
James R. Smail(4)	14,000	—	—	14,000
James E. Sprague(4)	6,000	—	—	6,000

(1)	Mr. Brooksby was elected director on August 27, 2010.

(2)	Mr. Fedeli was elected director on August 27, 2010.

(3)	Mr. Male was elected director on September 29, 2010.

(4)	Did not serve as a director for the full year.
Committees of the Board of Directors
Compensation Committee. The committee is comprised of Mr. Argo, the committee’s chairman, and Mr. Victor. The board of directors have determined that Mr. Argo and Mr. Victor are independent pursuant to applicable law and regulations and the listing standards of NYSE Amex. The compensation committee has the responsibility for recommending to the board of directors the compensation that is paid or awarded to our executive officers and ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. The compensation committee, with the input of our chairman and chief executive officer, recommends a compensation package to the board of directors for each of our other executive officers. The compensation package is intended to place the executive officer within the range targeted by the compensation committee for the executive officer’s position. In addition, the compensation committee reviews any awards of stock options and incentive compensation to our executive officers and employees. For 2010, the compensation committee approved a base salary in the amount of $250,000 per year for Richard M. Osborne, our chairman and chief executive officer. The compensation committee also approved a base salary for Thomas J.

Smith, our vice president and chief financial officer, for his service as our vice president and chief financial officer that is comprised of a cash component as well as the receipt of shares of our common stock. In 2010, Mr. Smith also received a base salary from Northeast Ohio Gas Corp., a natural gas distribution company we acquired in 2010. In addition, the compensation committee approved cash bonuses to Kevin J. Degenstein, our president and chief operating officer, Mr. Smith, Glenn D. Hemminger, our director of finance and treasurer, and David C. Shipley, our vice president of eastern operations, in the amounts of $57,330, $40,000, $60,000 and $30,000, respectively, based on their individual contributions to the company and the overall performance of the company. Mr. Degenstein’s bonus was recommended by Mr. Osborne and the bonuses of Mr. Smith, Mr. Hemminger and Mr. Shipley were recommended by Mr. Osborne with input from Mr. Degenstein. The compensation committee also recommends director compensation for our board. The compensation committee met twice in 2010. Our compensation committee has a written charter which is available on our website at www.ewst.com.
Governance and Nominating Committee. The committee is comprised of Mr. Argo, the chairman and Mr. Victor, appointed to the committee on May 26, 2010. The committee performs its duties in accordance with the governance and nominating committee charter, available on our website at www.ewst.com. Pursuant to its charter, the committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the board of directors. The committee met three times during 2010 and acted by written consent twice. No shareholder recommendations were received relating to this year’s election.
The board of directors has determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of the NYSE Amex.
On April 27, 2011, the board of directors re-nominated, upon the recommendation of the committee, incumbent directors Mr. Argo, Mr. Brooksby, Mr. Male, Mr. Fedeli, Mr. Smith, Mr. Victor, Gregory Osborne and Richard Osborne for election as directors at the annual meeting of shareholders. The committee determined that the board, Gas Natural and our shareholders are well served by the re-nominated members of the board who are active, involved and knowledgeable about Gas Natural’s business, its executive officers and key employees.
Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 14.
Nomination of Candidates for Director
Nomination by Nominating Committee. With respect to its recommendations of director nominees, the governance and nominating committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under NYSE Amex listing standards and experience that creates value for the board, the company, and our shareholders. The criteria and selection process are not standardized and may vary from time to time. Although we do not have a formal policy of considering diversity in identifying nominees, we seek to maintain a board of directors with a diversity of experience, background, skills, and education. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The committee will consider individuals for board membership who are proposed by shareholders in accordance with the provisions of our bylaws.
Nomination by Shareholder. In order for a shareholder to propose director nominations at our 2012 annual meeting of shareholders, a shareholder must provide a written notice, which must be received by Gas Natural at our principal executive offices no earlier than February 16, 2012, and no later than April 16, 2012. The notice must include as to each person whom the shareholder proposes to nominate for election or re-election as a director:
•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;
and as to the shareholder giving the notice:
•	the name and record address of the shareholder,

•	the class and number of shares of our common stock beneficially owned by the shareholder,

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the shareholder,

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Rule 14a under the Exchange Act.
We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.
Shareholder Communications with Directors
Any of Gas Natural’s directors may be contacted in writing in care of Gas Natural Inc., P.O. Box 2229, Great Falls, Montana 59401. Written communications addressed to the board in general are reviewed by our chairman for appropriate handling. Written communications addressed to an individual board member are forwarded to that director.
Code of Ethics
Gas Natural has adopted a corporate code of business conduct that applies to all our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Our code of business conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the code is reasonably designed to deter wrongdoing and promote
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	full, fair, accurate, timely and understandable disclosure in public reports,

•	compliance with applicable governmental laws, rules and regulations,

•	prompt internal reporting of code violations to an appropriate person identified in the code, and

•	accountability for adherence to the code.
A copy of the code is available on our website at www.ewst.com. Any amendments or waivers to the code that apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions will be promptly disclosed to our shareholders.

PROPOSAL 2 — RATIFICATION OF
HEIN & ASSOCIATES LLP AS OUR INDEPENDENT AUDITOR
Our audit committee has selected Hein & Associates LLP as our independent auditor for the year ending December 31, 2011. Although our bylaws do not require the selection of our independent auditor to be submitted to shareholders for approval, this selection is being presented to you for ratification at the annual meeting. Representatives of Hein & Associates are expected to attend the annual meeting to answer appropriate questions and make statements if they desire.
We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify Hein & Associates as our independent accountants for the year ending December 31, 2011. Although shareholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Hein & Associates as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Hein & Associates. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our shareholders.
The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.
The audit committee and the board of directors recommends that you vote FOR the ratification of Hein & Associates LLP as our independent auditors for the year ending December 31, 2011.
Principal Accountant Firm Fees and Services
The following is a summary of the aggregate fees billed to us for the years ended December 31, 2010 and December 31, 2009 by our independent registered public accountant, Hein & Associates LLP, and their affiliates.

	Year ended	Year ended
	December 31, 2010	December 31, 2009
Audit Fees	$405,000	$311,763
Audit-Related Fees	788	41,139
Tax Fees	62,550	96,199
All Other Fees	—	—

Total	$468,338	$449,101
Audit Fees. These fees are for professional services rendered by Hein & Associates for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees for Federal Energy Regulatory Commission audits of a subsidiary company.
Tax Fees. These are fees for professional services rendered by Hein & Associates with respect to advisory services related to the preparation of income tax returns.
Pursuant to the written charter of our audit committee, the committee must pre-approve all audit and non-audit services provided by our independent auditors. The audit committee pre-approved all services performed by Hein & Associates and authorized us to pay the fees billed to us by Hein & Associates in 2010 and 2009.
AUDIT COMMITTEE REPORT
In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.ewst.com. The audit committee is directly responsible for the appointment of Gas Natural’s independent public accounting firm and is charged with reviewing and approving all services performed for Gas Natural by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Gas Natural in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Gas Natural regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees.
The audit committee met five times in 2010. Until Mr. Sprague’s resignation on March 31, 2010, the committee was comprised of Mr. Smail, Mr. Sprague and Mr. Victor. On June 30, 2010, Mr. Coyne was appointed to the audit committee. Mr. Smail resigned from the audit committee on July 30, 2010 and Mr. Coyne resigned from the committee on August 20, 2010. The audit committee is currently comprised of Mr. Brooksby, the committee’s chairman, Mr. Fedeli and Mr. Victor. The audit committee’s current composition satisfies the regulations of the NYSE Amex governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in NYSE Amex listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Brooksby is an “audit committee financial expert” under applicable SEC rules through his experience as a public accountant and as the former principal financial officer of Gas Natural’s subsidiary, Energy West, Incorporated, and InNexus Biotechnology Inc. In addition, Mr. Brooksby is deemed to be “financially sophisticated” under applicable NYSE

Amex rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.
The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and Hein & Associates LLP, our independent accounting firm. The audit committee also discussed with Hein & Associates the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with Hein & Associates, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.
In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with the Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those Charged with Governance,” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.
In reliance upon (1) the audit committee’s reviews and discussions with management and Hein & Associates, (2) management’s assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from Hein & Associates, dated April 4, 2011, stating that the Gas Natural financial statements for the year ended December 31, 2010 are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our Form 10-K for the year ended December 31, 2010, for filing with the SEC.
Audit Committee
Wade F. Brooksby, Chairman
Nicholas U. Fedeli
Michael T. Victor

EXECUTIVE OFFICERS

Name	Age	Position
Richard M. Osborne*	65	Chairman of the Board, Chief Executive Officer and Director
Kevin J. Degenstein	52	President and Chief Operating Officer
Thomas J. Smith*	67	Vice President and Chief Financial Officer and Director
Glenn D. Hemminger	37	Director of Finance and Treasurer
Jed D. Henthorne	51	Vice President of Administration
David C. Shipley	50	Vice President of Eastern Operations

*	Biographical information for Mr. Osborne and Mr. Smith can be found under “Board of Directors.”
Kevin J. Degenstein was appointed our president and chief operating officer in June 2008. Previously, he served as our senior vice president of operations since 2006. Prior to joining us, Mr. Degenstein was employed by EN Engineering, an engineering consulting firm, as vice president of distribution from 2002 until 2003 and vice president of technology from 2004 until 2006. From 1982 through 2001 Mr. Degenstein held various operating positions at Nicor Gas, a natural gas utility in Illinois, including chief engineer. He is a Registered Professional Engineer.
Glenn D. Hemminger was appointed director of finance in 2008 and treasurer in 2010. Prior to joining Gas Natural he served in professional capacities relating to energy investment banking, with a focus on utilities, at KeyBanc Capital Markets Inc., a subsidiary of the NYSE-traded bank holding company KeyCorp. He is also a former U.S. Army Officer.
Jed D. Henthorne was appointed vice president of administration in 2006. He has been employed by us since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.
David C. Shipley has served as our vice president of eastern operations since May 2007. He also serves as president of our east coast companies in Maine and North Carolina. Prior to joining us, Mr. Shipley was employed by Nicor Gas, a natural gas utility in Illinois, from 1985 to 2007 serving in various management capacities including management and supervision of underground natural gas storage, construction and maintenance, customer service field operations, research and development, quality control, workload management, alliance development and procurement.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation paid by us to our chairman and chief executive officer and our most highly compensated executive officers, referred to as our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2010 and December 31, 2009 (to the extent these individuals were named executive officers for any such year).

				Stock	Option	All Other
Name and		Salary	Bonus	Awards(1)	Awards(2)	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)

Richard M. Osborne,	2010	250,000	—	—	—	13,200	263,200
Chairman and Chief	2009	—	—	—	—	24,000	24,000
Executive Officer(3)
Kevin J. Degenstein,	2010	194,550	57,330	—	14,100	15,978	292,914
President and Chief	2009	186,550	57,330	—	22,800	9,306	257,009
Operating Officer(4)
Thomas J. Smith, Vice	2010	233,769	40,000	48,705	—	18,149	347,722
President and Chief Financial Officer(5)
Glenn D. Hemminger,	2010	112,554	60,000	—	—	7,830	180,384
Director of Finance and Treasurer(6)
David C. Shipley,	2010	141,150	30,000	—	—	6,796	177,946
Vice President of	2009	136,350	30,000	—	—	5,758	172,108
Eastern Operations(6)

(1)	Amount represents shares of our common stock received by Mr. Smith for compensation in 2010. The amount reflects the value of the number of shares issued using the closing market price on the date of issuance.

(2)	Amounts represent the FASB ASC Topic 718 compensation expense recognized on outstanding stock option awards. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. The assumptions used in the model are included in footnotes to our audited financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on April 4, 2011.

(3)	In 2009, Mr. Osborne did not receive compensation for service as our chairman and chief executive officer. “All other compensation” in 2009 consists of fees paid to Mr. Osborne for service as a director. “All other compensation” in 2010 consists of the value of a Gas Natural provided automobile in the amount of $13,200 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). This amount has not been reduced to reflect the costs attributable to business use.

(4)	“All other compensation” includes (i) cash profit sharing contributions and company matching contributions in the form of shares of our common stock as part of our 401(k) plan and (ii) the value of a Gas Natural provided automobile in the amount of $5,022 and $2,510 in 2010 and 2009, respectively (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). The value of the automobile has not been reduced to reflect the costs attributable to business use.

(5)	“All other compensation” includes (i) cash profit sharing contributions and company matching contributions in the form of shares of our common stock as part of our 401(k) plan and (ii) the value of a Gas Natural provided automobile in the amount of $11,050 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). The value of the automobile has not been reduced to reflect the costs attributable to business use.

(6)	“All other compensation” includes cash profit sharing contributions and company matching contributions in the form of shares of our common stock as part of our 401(k) plan.
Outstanding Equity Awards at December 31, 2010
The following table summarizes information with respect to the stock options held by our named executive officers as of the end of the past year.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Kevin J. Degenstein	7,500	2,500	7.10	12/1/2018	(1)
	5,000	5,000	8.85	12/1/2019	(2)
	2,500	7,500	10.15	12/1/2020	(3)

(1)	The option is exercisable as follows: 25% of the shares on 12/1/2008; 25% of the shares on 12/1/2009; 25% of the shares on 12/1/2010 and 25% of the shares on 12/1/2011.

(2)	The option is exercisable as follows: 25% of the shares on 12/1/2009; 25% of the shares on 12/1/2010; 25% of the shares on 12/1/2011 and 25% of the shares on 12/1/2012.

(3)	The option is exercisable as follows: 25% of the shares on 12/1/2010; 25% of the shares of 12/1/2011; 25% of the shares on 12/1/2012 and 25% of the shares on 12/1/2013.
Employment and Separation Agreements
Kevin J. Degenstein. On August 25, 2006, we entered into an employment agreement with Mr. Degenstein to serve as senior vice president of operations. On June 12, 2008, Mr. Degenstein was named president and chief operating officer. The term of Mr. Degenstein’s employment agreement commenced on September 18, 2006 and will continue until terminated as a result of Mr. Degenstein’s death or disability, by us for “cause” (as defined in the employment agreement), by us without “cause,” or by Mr. Degenstein, either with or without “good reason,” as defined in the employment agreement.
Mr. Degenstein is eligible to receive a base salary of $150,000 per year pursuant to his employment agreement, subject to increase at the discretion of the board. For 2010, the compensation committee of the board agreed to increase Mr. Degenstein’s annual salary to $194,550 as a result of Mr. Degenstein’s performance. The compensation committee also determined that Mr. Degenstein will be eligible to receive a bonus of up to 50% of his annual salary depending on the company’s net income, subject to modification upon the recommendation of our chief executive officer with the approval of the compensation committee or the entire board.

Mr. Degenstein is eligible to receive option grants under our stock option plans and to participate in all other savings, retirement, and welfare plans that are applicable generally to our employees and senior executive officers. The compensation committee has approved the award to Mr. Degenstein of options to purchase 10,000 shares of our common stock in each of 2008, 2009, and 2010, with each individual option grant to be approved by the committee on the date of grant. Mr. Degenstein is also entitled to receive vacation and fringe benefits in accordance with our plans, practices, programs, and policies.
Upon termination of employment for any reason, we will pay Mr. Degenstein a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, we will provide benefit continuation or conversion rights, as provided under our benefit plans, and vested benefits under our benefit plans. If the employment agreement is terminated by us without cause or terminated by Mr. Degenstein for “good reason” (if we change his title, materially reduce his duties or authority, assign duties inconsistent with his duties, or require him to relocate from the Great Falls area), Mr. Degenstein will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination. Payment of these severance benefits is expressly conditioned upon receipt by the company of an enforceable waiver and release from Mr. Degenstein in a form reasonably satisfactory to the company.
The employment agreement also includes provisions that (1) prohibit Mr. Degenstein from disclosing our confidential information, (2) require him to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with the company, and (3) prohibit him from soliciting employees, customers, or clients of the company during the term of the agreement and for a period of two years following the termination of the agreement.
David C. Shipley. On April 13, 2007, we entered into an employment agreement with Mr. Shipley to serve as our vice president of eastern operations. The term of Mr. Shipley’s employment began on May 18, 2007 and will continue until terminated as a result of Mr. Shipley’s death or disability, by us for “cause” (as defined in the employment agreement), by us without “cause,” or by Mr. Shipley, either with or without “good reason,” as defined below.
Pursuant to the employment agreement, Mr. Shipley will receive a base salary of $130,000, subject to review and increase annually at the discretion of the board. For 2010, the compensation committee of the board agreed to increase Mr. Shipley’s annual salary to $141,150. Mr. Shipley is also eligible to receive a discretionary bonus targeted at 20% of his annual base salary, based on performance criteria determined by the board.
Mr. Shipley is eligible to receive option grants under our stock option plans and to participate in all other savings, retirement, and welfare plans that are applicable generally to our employees and senior executive officers. Mr. Shipley is also entitled to receive vacation and fringe benefits in accordance with our plans, practices, programs and policies.

Upon termination of employment for any reason, we will pay Mr. Shipley a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, we will provide benefit continuation or conversion rights, as provided under our benefit plans, and vested benefits under our benefit plans. If the employment agreement is terminated by us without cause or terminated by Mr. Shipley for “good reason” (if the company diminishes his title, materially reduces his duties or authority, assigns duties inconsistent with his duties, requires him to report internally other than to the president or chief executive officer, or requires him to relocate from the North Carolina area), Mr. Shipley will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination, medical benefits at active employee rates for 12 months following the date of termination and up to $10,000 for outplacement services. Payment of these severance benefits is expressly conditioned upon receipt by the company of an enforceable waiver and release from Mr. Shipley in a form reasonably satisfactory to the company.
The employment agreement also includes provisions that (1) prohibit Mr. Shipley from disclosing our confidential information, (2) require him to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with the company, and (3) prohibit him from soliciting employees, customers, or clients of the company during the term of the agreement and for a period of two years following the termination of Mr. Shipley’s employment for any reason.
None of the other current executive officers in our summary compensation table have employment, termination or change in control agreements.
Long-Term Incentives
Long-term incentives are awarded in an effort to
•	keep our executive officers aligned with the long-term objectives of Gas Natural, and

•	attract and retain executive officers of outstanding ability.
We believe that long-term incentives should be awarded only with the achievement of specific goals and, accordingly, are used sparingly. We have adopted the 2002 Stock Option Plan, which allows for the issuance of incentive and non-statutory stock options. The compensation committee, in consultation with executive management, is charged with designating those persons to whom options are to be granted and determining the terms of the option grant.
Options granted under the 2002 Stock Option Plan have been made with an exercise price equal to the closing price on the day of grant, and the options vest ratably over various periods. Options to purchase 10,000 shares of our common stock were granted in the last year under the plan to Mr. Degenstein. For additional information regarding our long-term incentive plans, see “Equity Compensation Plan Information” below.

Benefit Plans
401(k) Plan. We maintain a tax-qualified profit sharing plan under Section 401(k) of the tax code that covers substantially all of our employees. The plan generally provides for voluntary employee pre-tax contributions of employee compensation, a profit sharing contribution of 3% allocated to each employee based on compensation and a discretionary profit sharing contribution of up to 7% of employee compensation. Profit sharing contributions are approved by our board of directors. The plan also provides a company matching contribution in the form of shares of our common stock equal to 10% of each employee’s elective deferrals in the plan. In 2010, we made total profit sharing contributions of $218,169 and contributed shares of our common stock valued at $41,650.
Employee Stock Ownership Plan. We maintain an Employee Stock Ownership Plan (ESOP) that covers substantially all of our employees. The ESOP receives contributions of our common stock from Gas Natural each year as determined by our board of directors. The contribution, if any, is recorded based on the current market price of our common stock. We did not make any contributions to the ESOP in the last year.
Retiree Health Plan. We sponsored a defined post-retirement health benefit plan providing health and life insurance benefits to eligible retirees. The plan pays eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. In addition, the plan allows retirees between the ages of 60 and 65 and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The 25% in excess of the current COBRA rate is held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA trust account. In 2006, we discontinued contributions to the plan and are no longer required to fund the plan. As of December 31, 2010, the value of the plan assets was $212,678. The assets remaining in the VEBA trust account will be used to fund the plan until these assets are exhausted.
Dividend Reinvestment Policy. We have a policy that provides for any employee who owns shares of our common stock in our 401(k) plan or ESOP the opportunity to reinvest any dividends for additional shares of our common stock.
Equity Compensation Plan Information
The Gas Natural Inc. 2002 Stock Option Plan provides for the issuance of up to 300,000 shares of common stock to certain key employees. As of December 31, 2010, there were 39,500 options outstanding and the maximum number of shares available for future grants under the plan was 53,500 shares. Under the option plan, the option price may not be less than 100% of the common stock fair market value on the date of grant (in the event of incentive stock options, 110% of the fair market value if the employee owns more than 10% of our outstanding common stock). Options granted under the plan vests over four to five years and are exercisable over a five to ten year period from the date of issuance.

Number of securities remaining
	Number of securities	Weighted-average	available for future issuance
	to be issued upon exercise	exercise price of	under equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
Plan category	warrants and rights	warrants and rights	the first column)

Equity compensation plans approved by security holders	39,500	$8.40	53,500
Equity compensation plans not approved by security holders	—	—	—
Total	39,500	$8.40	53,500
SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of April 25, 2011, information regarding the beneficial ownership of our common stock by
•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,

•	each director and director nominee,

•	each named executive officer in our summary compensation table,

•	all our current directors and officers as a group.

	Beneficial Ownership(1)
	Common	Stock
Names and Address(2)	Stock	Options(3)	Total	Percentage

Richard M. Osborne(4)	2,055,243	—	2,055,243	20.1%
Thomas J. Smith	52,369	—	52,369	*
Kevin J. Degenstein(5)	775	15,000	15,775	*
Michael T. Victor(6)	5,800	—	5,800	*
W.E. “Gene” Argo	1,275	—	1,275	*
David C. Shipley(7)	118	—	118	*
Glenn D. Hemminger(7)	59	—	59	*
Wade F. Brooksby	—	—	—	—
Nicholas U. Fedeli	—	—	—	—
John R. “Jack” Male	—	—	—	—
Gregory J. Osborne	—	—	—	—
All directors and executive officers as a group	2,115,639	15,000	2,130,639	20.7%
(11 individuals)

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gas Natural Inc., 1 First Avenue South, Great Falls, Montana 59401.

(3)	Shares of common stock the beneficial owners have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Shares owned by Richard M. Osborne, Trustee.

(5)	Includes 775 shares of common stock held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

(6)	Shares are held by Michael T. Victor Revocable Trust HDI U/A DTD 12/15/2000.

(7)	Shares of common stock are held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In 2010, Kevin J. Degenstein, our president and chief operating officer, failed to timely file a Form 4 reporting a grant of stock options; Thomas J. Smith, our chief financial officer, failed to timely file a Form 4 reporting the acquisition of common stock and Jed D. Henthorne, our vice president of administration, failed to timely file a Form 4 reporting a transfer out of our 401(k) plan. All reports were subsequently filed. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in the last year.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Acquisition of the Ohio Companies
On January 5, 2010, we expanded into Ohio and Western Pennsylvania by acquiring several utilities owned primarily by our chairman and chief executive officer, Richard M. Osborne. The acquisition was reviewed and discussed by a special committee of our board of directors and approved by our full board. Through the acquisition, we acquired Lightning Pipeline Company, Inc. (Lightning Pipeline) and Great Plains Natural Gas Company (Great Plains), which are the parent companies of Orwell Natural Gas Company (Orwell) and Northeast Ohio Natural Gas Corp. (NEO), Brainard Gas Corp. (Brainard) and Great Plains Land Development Co., Ltd. The acquisition price was $37.9 million, which consisted of approximately $20.8 million in debt of the acquired companies with the remainder of the purchase price paid in unregistered shares of our common stock. For additional details regarding the acquisition, see our report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.
Promissory Notes to Richard Osborne and the Osborne Trust
On January 3, 2010, Lightning Pipeline issued to the Richard M. Osborne Trust (Osborne Trust) an amended and restated promissory note in the principal amount of $2,051,969 (and approximately $295,000 of accrued interest from the original note) to evidence amounts previously loaned by the Osborne Trust. The amended and restated note’s interest rate was 6.0% per annum, payable monthly, and the note had a maturity date of January 3, 2014. Approximately $431,000 was repaid during the first quarter of 2010 by offsetting amounts owed to Orwell by Great Plains Exploration, LLC (GP Exploration), an Ohio limited liability company owned by the Osborne Trust. The remaining amounts due under the note were paid during the fourth quarter of 2010.
In addition, Brainard has an outstanding loan from Mr. Osborne personally in the principal amount of $49,361, which is evidenced by a demand cognovit note dated August 6, 2008. The note bears interest at the prime rate which is currently 3.25%. Principal and interest are due on demand with 10 days notice.
Also, Mr. Osborne guarantees the third party debt of Lightning Pipeline, Great Plains and Brainard and other companies owned or controlled by Mr. Osborne have pledged assets to secure that debt.
Leases, Sales and Operating Agreements
Orwell, NEO and Brainard are parties to various agreements with companies owned or controlled by Mr. Osborne. These agreements are:
Lease Agreements. Orwell and NEO lease space in Mentor, Ohio under triple net lease agreements. Orwell has lease agreements with the Osborne Trust and Station Street Partners, LLC and OsAir, Inc., both of which are owned by the Osborne Trust. Richard Osborne is president and chief executive officer of OsAir. NEO has a lease agreement with OsAir. Each lease agreement was effective on July 1, 2008 and has a term of 15 years. Net rent for all five leased properties totals $168,000 per year subject to adjustment every five years for the consumer price index.
Gas Sales Agreements. NEO, Orwell and Brainard each entered agreements with John D. Oil and Gas Marketing Company, LLC (JDOG Marketing) for the exclusive supply and delivery of locally-produced natural gas. The Osborne Trust owns approximately 86% of JDOG Marketing. For enhanced internal controls, these agreements were superseded in early 2011 and we now engage in transactions under successor agreements through our new subsidiary Gas Natural Services Company, LLC (GNSC). These successor gas sales agreements have current terms of 15 years that began July 1, 2008. Gas purchases for all three agreements totaled approximately $3.6 million in 2010.
Asset Management Agreements. NEO and Orwell each executed agreements dated January 4, 2010 with JDOG Marketing providing for release of capacity rights on interstate pipelines to JDOG Marketing. For greater flexibility in the use of capacity for the Ohio utilities, these agreements were assigned by JDOG Marketing to our new subsidiary, GNSC, before they went into effect. The agreements are now effective.

Appointment of Natural Gas Agent. NEO, Orwell and Brainard each appointed JDOG Marketing as its agent for procuring supplies of natural gas in the interstate market at a fee of $0.15 per dekatherm in an agreement dated January 4, 2010. The term of the agreement ends in 2023. To enhance internal controls, this agreement was superseded in early 2011, and we now engage in transactions under this agreement through our new subsidiary GNSC rather than through our three Ohio utilities, NEO, Orwell and Brainard. Fees paid under the agreement totaled approximately $407,000 in 2010.
Natural Gas Transportation Agreements. Orwell and Brainard have an agreement with Orwell-Trumbull Pipeline Co., LLC (Orwell-Trumbull), which is owned by the Osborne Trust, for transportation service on its intrastate pipeline in Northeastern Ohio. The charge on the Orwell-Trumbull pipeline is a volumetric rate of $0.95 per thousand cubic feet (Mcf) plus shrinkage. Charges for transportation services under this agreement totaled approximately $392,000 for 2010.
Additionally, NEO, Orwell and Brainard have transportation agreements with COBRA Pipeline Co., Ltd., which is owned by the Osborne Trust, for transportation on its intrastate pipeline in Northeastern Ohio. The price on the Cobra pipeline is a commodity rate of $0.50 per Mcf plus shrinkage. Additional treating fees may be applied at $0.25 per Mcf. Charges for transportation services under these agreements were approximately $359,000 for 2010. The agreements have 15 year terms that began July 1, 2008.
Pipeline Lease Agreement and Related Note Receivable. Orwell entered a lease agreement with ONG Marketing, Inc. for utilization of pipelines in Trumbull, Geauga and Ashtabula counties in Ohio for the transportation of natural gas. Lease payments are $1,100 per month for 15 years beginning January 1, 2001. Orwell holds a corresponding note issued by ONG Marketing with a maturity date of December 31, 2016 and an annual interest rate of 7.0% evidencing $121,000 loaned to ONG Marketing to finance the acquisition of the pipelines. At the time the lease and the note were entered, ONG Marketing was owned by the Osborne Trust. In July 2009, ONG Marketing transferred all of its rights and duties under the lease and the note to JDOG Marketing, which is also owned by the Osborne Trust.
Electronic Metering Service and Operation Agreements. Orwell, NEO and Brainard each have agreements with Cobra for the maintenance and operation of electronic metering points for the transportation of natural gas. Orwell also has an agreement with Orwell-Trumbull for the same purpose. Each of the four agreements has a term of three years from the date of the installation of the electronic metering equipment and thereafter for successive one year terms until terminated. Each agreement provides for the payment of $125 per location per month as a fee for the operating and general maintenance of the gas metering and communication equipment. Services provided under these agreements totaled approximately $31,000 in 2010.
All agreements described above were reviewed and discussed by a disinterested and independent special committee of our board of directors and approved by our board of directors.

Other Related Party Transactions
Kykuit Resources. Through our subsidiaries Energy West Resources, Inc. and Energy West, Incorporated, Gas Natural Inc. owns a 23.0% interest in Kykuit Resources, LLC, a developer of oil, gas and mineral leases in which it holds ownership interests. Certain related persons also have interests in Kykuit.
•	Richard Osborne owns a 24.7% membership interest in Kykuit.

•	John D. Oil and Gas Company, a publicly-held oil and gas exploration company, is the managing member of Kykuit and owns 21.8% of the membership interests. Richard Osborne is the chairman of the board and chief executive officer of John D. Oil and Gas Company, our director Gregory Osborne is president, chief operating officer and a director of John D. Oil and Gas Company and our chief financial officer, vice president and director Thomas J. Smith is a director of John D. Oil and Gas Company.
Gas Natural’s investment in Kykuit was ratified by two disinterested and independent directors as well as all other members of our board of directors.
Lease Agreement. In 2008, we entered a lease agreement with OsAir to lease approximately 1,028 square feet of space located in Mentor, Ohio from OsAir. The lease had an initial term of three years with a monthly lease rate of $1,200 in the first year and 3% increases for years two and three. The lease is now month-to-month. The lease was approved at a meeting of our board of directors by a disinterested and independent director as well as the other members of the board.
Parts and Equipment Supply Transactions. NEO, Orwell and Bangor Gas Company, LLC purchase parts and equipment for construction and maintenance of their distribution facilities from Big Oat’s Oil Field Supply Company, LLC, an Ohio limited liability company owned by the Osborne Trust. Purchases from this supply company totaled approximately $1.0 million in 2010. Also, Cobra provided equipment and materials to Orwell in 2010 for approximately $438,000. These transactions are not approved in advance by our board of directors, but are reviewed, discussed and ratified at monthly meetings of our board by disinterested and independent directors as well as other board members.
Construction and Other Support Services. We provide construction and maintenance support to several companies owned and controlled by Richard Osborne. An employee of Energy West Resources renders services to various companies owned or controlled by Mr. Osborne for the construction or maintenance of gas gathering systems and other gas-related facilities. During 2010 we charged companies affiliated with Mr. Osborne approximately $79,000 for the services of this employee. Orwell-Trumbull provided administrative services to Orwell during 2010 for which we were charged approximately $46,000. We charged Cobra for administrative services during 2010 of approximately $25,000. During 2010, GP Exploration rendered services to Orwell in the amount of approximately $34,200 for the extension of a gas distribution line to a stadium. Additionally, in late November 2010, Orwell entered into a verbal agreement with

Orwell-Trumbull to share equally the cost of constructing natural gas transportation pipelines in Lake County, Ohio. The new pipelines serve customers of both Orwell and Orwell-Trumbull. Orwell has billed Orwell-Trumbull approximately $121,000 for its share of construction costs incurred in 2010. These transactions are not approved in advance by our board of directors, but are reviewed, discussed and ratified at monthly meetings of our board by disinterested and independent directors as well as other board members.
Payments by or on behalf of Richard Osborne’s Affiliates. Prior to the acquisition of the Ohio companies, Richard Osborne and companies owned or controlled by Mr. Osborne have provided funding to Orwell and NEO from time to time. Mr. Osborne and companies affiliated with Mr. Osborne advanced these companies approximately $204,000 in the first quarter of 2010. At March 31, 2010 there was no balance outstanding for these advances. In addition, Orwell, NEO and Brainard have made payments on behalf of companies owned or controlled by Mr. Osborne from time to time. These payments totaled approximately $2.0 million in 2010. At December 31, 2010, we had a receivable of approximately $150,000 relating to these payments, but transactions of this type were discontinued in April 2010. These transactions were not approved in advance by our board of directors, but were subsequently reviewed, discussed and ratified at a meeting of our board by disinterested and independent directors as well as other members of our board.
Gregory Osborne, a director, is the son of Richard Osborne, our chairman of the board and chief executive officer. Richard Osborne Jr. is also the son of Mr. Osborne. In early 2010, Richard Osborne Jr. began working for us as an independent contractor providing management services and received compensation in the amount of approximately $2,700. In August 2010, he became a part-time employee receiving an annual salary of $80,000 and the use of a company-provided automobile.
Related Person Transaction Policy
We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties. In accordance with our written policy adopted by the board of directors, on-going and future transactions with related parties will be
•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee or other independent directors in accordance with applicable law after full disclosure of the existence and nature of the conflicting interest in the related party transaction by the director involved in the transaction.

SHAREHOLDER PROPOSALS
A shareholder intending to present a proposal for inclusion in our proxy statement for our 2012 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our bylaws and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than December 30, 2011. In addition to the applicable requirements of Rule 14a-8, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder, and

•	any material interest of the shareholder in the business.
In order for a shareholder to present a proposal at our 2012 annual meeting of shareholders outside of a Rule 14a-8 proposal, a shareholder must deliver a proposal in accordance with the requirements of our bylaws to our secretary at our principal executive office no earlier than February 16, 2012, and no later than April 16, 2012. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposed to bring before the meeting:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder,

•	any material interest of the shareholder in the business, and

•	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.
OTHER MATTERS
Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

We urge you to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.
By Order of the Board of Directors,
Rebecca Howell
Corporate Secretary

. C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 - W.E. ‘Gene’ Argo 02 — Wade F. Brooksby 03 — Nicholas U. Fedeli 04 — John R. ‘Jack’ Male 05 - Gregory J. Osborne 06 — Richard M. Osborne 07 — Thomas J. Smith 08 — Michael T. Victor + Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. CUMULATIVE VOTING: If you wish to vote shares cumulatively, indicate before the name of each nominee the number of votes you desire to cast for that nominee. See page 8 of the Proxy Statement for an explanation of cumulative voting. For Against Abstain 2. To ratify the appointment of Hein & Associates LLP as our independent auditor for the fiscal year ending December 31, 2011. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below (Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 4 2 9 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01C3SA

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — GAS NATURAL INC. ANNUAL MEETING OF SHAREHOLDERS JUNE 15, 2011 Lake Erie College, Garfield Building, 391 W Washington Street, Painesville, Ohio 44077 10:00 a.m. Eastern Standard Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Kevin J. Degenstein and Jed D. Henthorne, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Gas Natural Inc., to be held on June 15, 2011, at Lake Erie College, Garfield Building, located at 391 W Washington Street, Painesville, Ohio 44077, beginning at 10:00 a.m. Eastern Standard Time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the May 5, 2011 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report, including the Form 10-K for the year ended December 31, 2010, of Gas Natural Inc. This proxy will be voted FOR all nominees and FOR the ratification of auditors unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.